Exhibit 107

Calculation of Filing Fee Tables

Form S-3

KALA BIO, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	241,435,910	(2)	$0.4141	(3)	$99,978,610.33	$0.00013810	$13,807.05
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts								$99,978,610.33
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due										$13,807.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Represents an aggregate of 241,435,910 shares of Common Stock consisting of (i) 12,000,010 shares of common stock issuable upon the conversion of an aggregate of 218,182 shares of Series AA Convertible Non-Redeemable Preferred Stock, (ii) 226,335,900 shares of common stock issued upon the conversion of an aggregate of 538,895 shares of Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share, (iii) 2,200,000 shares of common stock issued to LifeSci Capital LLC, and (iv) an aggregate of 900,000 shares issued to Baker Brothers Life Sciences, L.P. and 667 L.P.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on February 5, 2026, which such date is within five business days of the filing of this registration statement, of $0.4141 per share.